PLA ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (the "Agreement") is executed as of the 3rd day of December , 2003 "Execution Date") by and between United Property and Casualty Insurance Company, a Florida licensed and authorized insurance company (hereinafter referred to as "Carrier") and Citizens Property Insurance Corporation (hereinafter referred to as "CITIZENS").

RECITALS

I. Definitions. Any term not defined in this section which is defined elsewhere in this Agreement shall have the meaning ascribed to it therein.

a. "Aggregate Losses" shall mean those losses which include, but are not limited to, compensatory, punitive, bad faith and other damages arising from, and all loss adjustment expenses relating to, the adjustment or defense of any and all claims with respect to losses occurring on or after the Assumption Date with respect to the Policies.

b. "Assumed Premium" shall mean Initial Assumed Premium as adjusted by a monthly remittance and bordereau process developed by the Carrier and CITIZENS to account for policy cancellations, return premiums and policyholder requested coverage changes after the Assumption Date with the positive and negative adjustments.

c. "Assumption" shall mean the transference of risks from CITIZENS to the Carrier whereby the Carrier agrees to assume all obligations of CITIZENS with respect to the Policies and agrees to pay one hundred percent (100%) of the Aggregate Losses of the Policies as of a date and time certain.

d. "Assumption Date" shall mean that date upon which an Assumption is consummated.

e. "Assumption Procedures" shall mean those procedures required by CITIZENS to comply with the provisions of Section 627.3517, Florida Statutes, and this Agreement, as set forth in Exhibit E attached hereto.

f. "Carrier" shall mean the insurance company designated above which company is, and shall remain during the term of this Agreement, a duly licensed entity authorized to transact property and casualty insurance business in the State of Florida.

g. "Carrier's Policy" shall mean the insurance policy offered by the Carrier to a CITIZENS insured upon expiration of a Policy pursuant to this Agreement.

h. "Ceding Commission Rate" shall be as defined in Exhibit B attached hereto.

i. "CITIZENS" shall mean Citizens Property Insurance Corporation as created by the Legislature of the State of Florida pursuant to Section 627.351(6), Florida Statutes, and any successor entity.

j. "Department" shall mean the Office of Insurance Regulation in the Florida Department of Financial Services.

k. "Escrow Agent" shall mean the party that shall join in the execution of the Escrow Agreement in the capacity of the Escrow Agent.

l. "Escrow Agreement" shall mean the Escrow Agreement to be executed between the parties establishing an escrow account (the "Escrow Account") in accordance with the requirements of this Agreement.

m. "Independent Auditor" shall mean a certified public accountant or certified public accounting firm, licensed in the State of Florida, to perform professional auditing services and who is without bias with respect to the outcome of the audit services and with respect to the Carrier.

n. "Initial Assumed Premium" shall mean Written Premium, less the Written Premium earned by CITIZENS with respect to the Policies as of the Assumption Date.

o. "Parties" shall mean the Carrier and CITIZENS.

p. "Plan" shall mean the Plan of Operation of CITIZENS, as amended.

r. "Policy" or "Policies" or "Removed Policy or "Removed Policies" shall mean those CITIZENS Policies removed by the Carrier from the Personal Lines Account of CITIZENS pursuant to this Agreement. "Policy" or "Policies" as the context requires, may refer to individual Policies.

s. "Program" shall mean the Takeout Incentive Program(s) approved by CITIZENS and the Department pursuant to §627.351(6)(g)3, Florida Statutes, and available to the Carrier on the Execution Date for removal of certain Policies from the Personal Lines Account of CITIZENS.

t. "Takeout Bonus" shall mean those monies to which the Carrier is eligible for removing Policies from CITIZENS pursuant to this Agreement.

u. "Written Premium" shall mean the gross written premium of CITIZENS on the Policies, less policy cancellation and return premiums, as of the Assumption Date.

Written Premium shall not include fees or surcharges invoiced for collection by CITIZENS on the Policies for (i) Market Equalization Surcharges, (ii) Tax-Exempt Surcharge, and (iii) the mandatory $2.00 per policy EMPA charge.

II. Carrier and CITIZENS desire, pursuant to this Agreement, to have the Carrier remove up to a maximum of 50,000 Policies by Assumption from CITIZENS and offer at renewal the Carrier's Policy in accordance with the requirements of this Agreement and the Program.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto do covenant and agree as follows:

WHEREAS, CITIZENS has adopted a Program pursuant to which Program the Carrier has made application to CITIZENS to remove policies; and

WHEREAS, CITIZENS finds the Carrier eligible to participate in the Program.

1. Agreement to Remove Policies.

A. The Carrier and CITIZENS shall, prior to an Assumption Date, agree upon those Policies eligible to be removed under the Program by the Carrier on the Assumption Date and shall set forth those Policies by CITIZENS policy number and expiration date on Exhibit A or any supplement thereto, which Exhibit A or supplement shall be attached hereto and made a part hereof by reference.

B. Pursuant to this Agreement and the Assumption Procedures, the Carrier shall remove by Assumption all of the Removed Policies set forth on Exhibit A or supplements thereto, if available for removal on the Assumption Date.

2. Terms of Assumption.

A. Liabilities:

(i) The Carrier agrees to assume and pay one hundred percent (100%) of the Aggregate Losses occurring on or after 12:01 A.M. Eastern Standard Time on January 6, 2004 (the "Assumption Date") for which CITIZENS is or becomes obligated under the approximately 23,200 Policies set forth in Exhibit A.

(ii) The Carrier, in addition, agrees to assume and undertake all other obligations of CITIZENS with respect to the Policies in the manner provided herein.

(iii) CITIZENS shall remain liable for all Aggregate Losses for the Policies occurring prior to the Assumption Date, and the Carrier shall have no responsibility with respect to such losses.

(iv) For the purposes of this Agreement, annual Emergency Management Preparedness and Assistance Trust Fund Policy Surcharge ("EMPA") charges, if any, applicable premium taxes and any remittance obligations related to the Policies will be the sole responsibility of CITIZENS in the same manner as if this Agreement did not exist, and CITIZENS agrees to pay all such charges, taxes and obligations on a timely basis.

(v) The cost of any notice and ancillary documentation to current CITIZENS policyholders to effectuate Assumption of the Policies shall be borne equally by the Parties. The Carrier agrees that its portion of such cost may be withheld from any Assumed Premium paid to Carrier by CITIZENS pursuant to this Agreement or any amendments or addenda to this Agreement. In the event CITIZENS, for whatever reason, does not withhold the Carrier's portion of such cost from any Assumed Premium paid to Carrier, Carrier agrees to pay said sum to CITIZENS within thirty (30) days of its receipt of a billing statement from CITIZENS.

(vi) CITIZENS shall pay by wire transfer to the Carrier the Assumed Premium multiplied by 1.000 minus the applicable Ceding Commission Rate on or before the 20th day following the Assumption Date. Any subsequent amounts due to or from CITIZENS as a result of the monthly remittance and bordereau process shall be remitted to the appropriate Party net of Ceding Commission within ten (10) days following the end of each month without interest.

B. Servicing of Policies:

(i) The consideration for services to be performed by CITIZENS on behalf of the Carrier is specifically encompassed in the Ceding Commission Rate referenced in Exhibit B attached hereto.

(ii) From an Assumption Date until expiration of the Policies, CITIZENS shall continue to process endorsements and cancellations for Policies which have not yet been replaced by the Carrier at renewal pursuant to subsection (iii) below, and accordingly shall remain responsible for all agent commissions and fees to CITIZENS servicing companies with respect to such Policies.

(iii) Commencing on an Assumption Date, the Carrier shall become responsible for offering and processing renewals with respect to the Policies, utilizing its own approved rates and forms and for processing endorsements to, and cancellations and renewals of, the Carrier's Policies. The Carrier shall be responsible for all agent and brokerage commissions for the Carrier's Policies, for all return premiums for cancellations of the Carrier's Policies occurring after renewal, and for all fees to its servicing companies accruing on or after the initial issuance of the Carrier's Policies. The Carrier shall be entitled to one hundred percent (100%) of the premiums payable with respect to the Carrier's Policies from date of renewal forward.

C. Loss Payments and Settlements:

(i) Commencing on an Assumption Date, CITIZENS shall, with respect to the Policies, service all claims for Aggregate Losses occurring prior to the Assumption Date.

(ii) Servicing of claims for losses occurring on or after an Assumption Date shall be the sole responsibility of the Carrier. CITIZENS shall have no responsibility for payment of losses or loss adjustment expenses or for the servicing of claims with respect to losses occurring under the Policies on or after the Assumption Date.

(iii) CITIZENS agrees to abide by the loss settlements of the Carrier and/or its claims administration contractor with respect to the obligations assumed hereunder, such settlement to be considered as satisfactory payment of loss. The Carrier undertakes to settle losses on Policies assumed hereunder and to provide staffing for the adjustment of such losses in accordance with CITIZENS Claims Manual and prudent insurance practice.

(iv) With regard to the Policies, CITIZENS agrees that it shall give notice promptly to the Carrier of any claim by a third party or the commencement of any legal proceedings against CITIZENS with respect to such claim. The Carrier shall have the exclusive right to control the contest and defense of any such claim or litigation and the result of any such proceeding will be binding upon the parties hereto. The liability of the Carrier under the Policies shall always follow that of CITIZENS, and any

error or omission of CITIZENS or its agents shall in no way relieve the Carrier of its liability or obligations in respect of the matters affected by such errors or omissions, it being understood and agreed that the Carrier shall follow and share the same fortune as CITIZENS under all circumstances.

(v) CITIZENS agrees to assign to the Carrier any and all salvage and subrogation rights arising with respect to losses occurring on or after an Assumption Date, which CITIZENS may have with respect to the Policies.

D. Conditions to Closing:

The following conditions must be met prior to an Assumption Date:

(i) Department approval of an Assumption by issuance of a Consent Order, which Consent Order shall be attached hereto as Exhibit C.

(ii) The Carrier shall enter into a Confidentiality Agreement with CITIZENS as such relates to the Policies. CITIZENS agrees to allow the Carrier to make coverage verifications electronically with CITIZENS servicing companies, subject to the Confidentially Agreement.

3. Takeout Bonus.

The following provisions shall be applicable if the Carrier has applied for and qualifies for a Takeout Bonus for Removed Policies:

A. The Carrier shall remove by Assumption the Policies set forth on Exhibit A in accordance with this Agreement and the Assumption Procedures and shall offer to issue and renew the Carrier's Policy for a period of three (3) years subsequent to the expiration of the assumed Policy. During the aforenoted period, the Carrier's renewals of a Carrier's Policy shall be at the Carrier's approved rates and on substantially similar terms unless the Carrier's Policy is cancelled by the Carrier for a lawful reason other than reduction of hurricane exposure.

B. Contemporaneously with the execution of this Agreement, the parties shall negotiate, execute and deliver an Escrow Agreement establishing an escrow account and Escrow Agent. The Escrow Agreement executed by the parties hereto shall, among other matters, specify (i) the investment policy and (ii) the terms and procedures by which the Carrier will be able to draw on the Escrow Account for claim payments.

C. Once the Carrier removes at least 10,000 Policies in the aggregate from CITIZENS under this Agreement, CITIZENS shall, within fifteen (15) days after an Assumption Date, deposit with the Escrow Agent under the Bonus Escrow Agreement a sum equal to the Written Premium for the Removed Policies eligible for a Takeout Bonus times the relevant Takeout Bonus percentage from Exhibit D. If necessary, CITIZENS shall also deposit any additional Takeout Bonus amounts to reflect the total number of Removed Policies eligible for a Takeout Bonus under this Agreement.

D. The following rules will be used to adjust the amount of money ultimately received by the Carrier under this Agreement:

(i) If the insured later voluntarily terminates the Carrier's Policy or subsequently does not accept the Carrier's offer of the Carrier's Policy, the Carrier will be entitled to retain the Takeout Bonus for that policy. Cancellation of a Policy or a Carrier's Policy for nonpayment of premium shall be deemed a voluntary termination by the insured. Failure of the insured to accept the Carrier's offer of renewal, if such renewal is in accordance with the terms of this Agreement, shall be deemed a voluntary termination by the insured.

(ii) If the Carrier fails to offer to issue or renew, cancels or non-renews a Carrier's Policy for any reason other than non-payment of premium, the Carrier will forfeit its entitlement to a Takeout Bonus for that Policy, and the bonus amount will be returned to CITIZENS from the Bonus Escrow Account together with any investment income thereon.

(iii) All monies, if any, in the Escrow Account shall be returned to CITIZENS at the time it is determined that the total number of Policies with wind coverage removed, or to be removed, and eligible for a Takeout Bonus by the Carrier under this Agreement will be less than Ten Thousand (10,000).

E. Thirty-six (36) months after the first Assumption Date, the Carrier shall provide to CITIZENS an Independent Auditor's report performed in accordance with instructions received from CITIZENS and containing all pertinent data to verify the satisfactory completion of the Carrier's performance hereunder. Prior to commencing work hereunder, the Independent Auditor shall be approved by CITIZENS, which approval shall not be unreasonably withheld. All expenses of the Independent Auditor shall be paid by the Carrier. Based upon the report of the Independent Auditor and its own review, CITIZENS shall adjust the number of policies for which payment of a Takeout Bonus pursuant to this Agreement is due.

F. If the Carrier is not otherwise in material breach or default of a material provision of this Agreement or any applicable provision of law, as the Policies issued by the Carrier reach the end of the thirty-six (36) month coverage period and any adjustment pursuant to 3.E. above has been completed, CITIZENS shall instruct the Escrow Agent to transfer from the Bonus Escrow Account to the Carrier an amount equal to the Takeout Bonus on the Removed Policies reaching the end of the thirty-six (36) month coverage period or otherwise due a bonus pursuant to the terms of this Agreement at such time. The applicable Takeout Bonus shall be determined in accord with the Program Requirements and Incentives in Exhibit D. The Carrier must meet all of the requirements in a Takeout Incentive Program to qualify for the Takeout Bonus associated with that Program.

G. At the time the final Takeout Bonus amounts are paid the Carrier, the Carrier shall also be paid any funds in the Escrow Account attributable as investment income on the Takeout Bonus paid the Carrier.

4. Policy Data. CITIZENS shall provide, or has provided, to the Carrier, by electronic data transfer, or by such other means as is acceptable to the Carrier, relevant information regarding the Policies. The first such transmission of data shall be provided to the Carrier at the earliest possible date convenient to the Carrier and CITIZENS and thereafter on a basis as agreed to by the Carrier and CITIZENS until none of the Policies remain in CITIZENS.

5. Department Oversight. CITIZENS shall provide a fully executed copy of this Agreement to the Department. The Carrier shall respond to any requests for information by the Department regarding the proposal or this Agreement. The Carrier and CITIZENS are, and shall remain, subject to all applicable laws of the State of Florida and the supervision, rules, regulations and orders of the Department.

6. Right of Audit. CITIZENS or its representatives, upon reasonable advance written notice, shall be entitled to audit, at its own cost and expense, the relevant books and records of the Carrier during normal business hours to confirm the Carrier's compliance with the terms and conditions of this Agreement.

7. Indemnification. Carrier shall indemnify CITIZENS, its Board of Governors, officers, agents and employees ("CITIZENS Indemnitees") against any costs, expenses (including reasonable counsel fees and costs of litigation), claims, demands, actions, losses or liabilities that CITIZENS Indemnitees may suffer or that may be asserted or claimed against CITIZENS Indemnitees, caused by

or arising directly out of the negligent acts or omissions or any breach of this Agreement by the Carrier in connection with this Agreement or the Assumption of Policies from CITIZENS.

CITIZENS shall indemnify Carrier, its officers, directors, agents, employees, subsidiaries and affiliates ("Carrier Indemnitees") against any costs, expenses, (including reasonable counsel fees and costs of litigation), claims, demands, actions, losses or liabilities that the Carrier Indemnitees may suffer, caused by or arising directly out of the negligent acts or omissions of CITIZENS in connection with this Agreement.

8. Carrier's Continuing Status. The Carrier, during such period as it is entitled to Takeout Bonuses pursuant to this Agreement, shall remain licensed and authorized to transact property and casualty insurance business in the State of Florida. Should the Carrier fail to maintain its authority and licensing to conduct such business, or should the Carrier become the subject to an adverse finding pursuant to Chapter 631, Florida Statutes, or any other order of the Department or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of the Carrier to engage in the business of property and casualty insurance, other than the initial Consent Order issued by the Department in connection with this Agreement, such occurrence shall constitute and be deemed a material breach and default of this Agreement by the Carrier.

9. Default, Curative Period and Remedies. Should any breach or default occur concerning any material obligation, representation or undertaking as set forth herein, the non-defaulting party shall give the defaulting party written notice of the material breach or default. Failure of the defaulting party to cure the material breach or default within fifteen (15) days of the receipt of the written notice as herein provided shall constitute and be deemed a material breach and default of this Agreement unless the material breach or default is not capable of being cured within such period of time, and the defaulting party has commenced good faith efforts to cure such material breach or default within fifteen (15) days, and thereafter continues in good faith to diligently pursue curing until the material breach or default is cured to the reasonable satisfaction of the non-breaching party. Should the Carrier materially breach or default in any obligation as set forth in this Agreement and not timely cure such material default and breach as set forth in this paragraph, CITIZENS may terminate this Agreement. Upon such a termination by CITIZENS this Agreement shall be deemed as voided, and the Carrier shall lose all rights to any Takeout Bonus pursuant to this Agreement. In addition to any rights and

remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and/or equity, including, but not being limited to, the right to specific performance, damages or injunctive relief.

Notwithstanding any breach of this Agreement, the Carrier shall remain responsible for Removed Policies unless and until a judicial determination is rendered relieving, altering or limiting Carrier's responsibility.

10. Attorney's Fees. If either of the parties hereto shall bring a Court action alleging material breach of this Agreement or seeking to enforce, rescind, renounce, declare void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorney's fees and costs (including attorney's fees and costs for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorney's fees and costs were incurred.

11. Benefits. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns.

12. Captions. The paragraph captions as to contents of the particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraph in which they are referred.

13. Construction of Agreement. Words of a gender used in this Agreement shall be held to include any other gender, and words in a singular number shall be held to include the plural, when the sentence so requires.

14. Entire Agreement. This Agreement contains all of the oral and/or previously written agreements, representations, and arrangements between the parties hereto concerning the Program, and all rights which the respective parties may have had under any prior written or oral agreements are hereby canceled and terminated, and all parties agree that there are no representations or warranties other than those set forth herein.

15. Florida Law. It is acknowledged that this Agreement was executed in and shall be construed and governed in accordance with the laws of the State of Florida and the rules, orders and regulations of the Department in effect at the time of the execution of this Agreement.

16. Insolvency. Notwithstanding any other provision to the contrary, in the event of the insolvency of CITIZENS, the obligations assumed under this Agreement shall be payable by the Carrier on the basis of the liability of the Carrier for the business assumed hereunder, without diminution because of such insolvency, directly to the payees under such Policies and in substitution for the obligations of CITIZENS to such payees. The Carrier shall be given written notice of the pendency of each claim or loss which may involve the indemnification provided by this Agreement within a reasonable time after such claim or loss is filed in the insolvency proceedings. The Carrier shall have the right to investigate each such claim or loss and interpose at its own expense, in the proceedings where the claim or loss is to be adjudicated, any defense available to CITIZENS, its liquidator, receiver, or statutory successor. The expense thus incurred by the Carrier shall be chargeable, subject to court approval, against the insolvent CITIZENS as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to CITIZENS solely as a result of the defense undertaken by the Carrier.

Nothing contained in this section is intended to change the relationship of the parties to this Agreement or to enlarge upon the rights and obligations of either party hereunder except as provided herein, to wit, to pay or satisfy the obligations of the statutory successor of CITIZENS on the basis of the amount of liability determined in the liquidation or receivership proceeding rather than on the basis of the actual amount of loss paid by the liquidator, receiver or statutory successor to allowed claimants.

17. Invalidation. Should any part, provision or term of this Agreement for any reason be declared invalid, or should any term or performance under this Agreement by either Party be held as a violation of law by a court of competent jurisdiction or the Department, this Agreement shall terminate. Upon such termination, if CITIZENS is required to take back any of the Policies removed by the Carrier, the Carrier will not be entitled to any Takeout Bonus for such Policies and the Carrier shall reimburse CITIZENS for all administrative and legal costs and expenses incurred by CITIZENS in taking back the Policies. In addition, upon a termination the Parties shall enter into an agreement concerning, but not being limited to, an allocation of any unearned premium, responsibility for incurred claims and such other matters as may be necessary to effectuate the prompt and equitable return of the Policies.

18. No Intermediary. The Carrier represents and warrants that it has not, and CITIZENS represents and warrants that it has not, incurred an obligation to make payment of any fees to any intermediary with respect to the obligations afforded under this Agreement.

19. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and not disapproved by the Department.

20. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight carrier, by registered or certified mail, or by facsimile transmission and shall be addressed as follows:

As to Carrier:

United Property & Casualty Insurance Company
700 Central Avenue, Suite 302
Saint Petersburg, FL 33701

Attn: Donald J. Cronin, President
Telefax: (727) 895-8623

Copy to:

Myers & Fuller, PA
402 Office Plaza Drive
Tallahassee, FL 32301
Attn: Richard N. Sox, Jr., Esquire
Telefax: (850) 942-4869

As to CITIZENS:

CITIZENS PROPERTY INSURANCE CORPORATION
101 North Monroe Street, Suite 1000
Tallahassee, FL 32301

Attn: Executive Director
Telefax: (850) 513-3900

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight carrier shall be deemed delivered on the next business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed delivered on the third business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

21. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

22. Special Provisions:

A. The parties shall coordinate the mailing of any documentation or notices required by this Agreement.

B. The parties hereto acknowledge that, pursuant to the Program, CITIZENS will use its sole judgment and discretion in implementing the Assumption Procedures for participating Carriers.

C. Should the parties fail to agree on the Removed Policies to be set forth on Exhibit A, no obligation shall be created pursuant to this Agreement.

D. The Carrier and CITIZENS agree to allow the Carrier to supplement Exhibit A from time to time with lists of additional CITIZENS Policies to be removed from CITIZENS, but such additional Policies must be designated and assumed by the Carrier not later than eighteen (18) months from the initial Assumption Date. All Assumptions for each supplement to Exhibit A (*e.g.*, Exhibit A-1, A-2, etc.) shall be in accordance with the terms and provisions of this Agreement and the Assumption Procedures. The Policies so identified in any such supplement to Exhibit A shall be treated as Removed Policies as of the date of their Assumption for the purposes of this Agreement. All such supplements to this Agreement shall be executed in writing by the Parties to effectuate and document such additional Assumptions.

E. CITIZENS shall not enter into an agreement with any other insurer for the removal of the Policies listed in Exhibit A and, further, shall not post the Policies on an electronic bulletin board or on a list of policies published for the industry for purposes of depopulation unless such Policies are not removed by the Carrier in accordance with the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

WITNESSES:

CITIZENS PROPERTY INSURANCE CORPORATION ("CITIZENS")

BY: ______________________

As Its: Executive Director

____

As to "CITIZENS"

UNITED PROPERTY & CASUALTY INSURANCE COMPANY ("Carrier")

BY: ______________________

DONALD J. CRONIN

As Its: President

____

____

As to the "Carrier"

Exhibits:

A. Schedule of Policies
B. Ceding Commission Rate
C. Department Notification and Consent Order
D. Program Requirements and Incentives
E. Assumption Procedures

Exhibit A Summary
United Property Casualty

	DWP				
County	Policies		Premium		Exposure
BROWARD	711	$	639,914	$	132,050,967
DADE	1,883	$	1,500,412	$	336,648,210
PALM BEACH	668	$	651,713	$	126,554,989
Totals	**3,262**	**$**	**2,792,039**	**$**	**595,254,166**

	HO2				
County	Policies		Premium		Exposure
BROWARD	4,284	$	7,937,161	$	1,112,552,844
DADE	10,217	$	19,905,339	$	2,298,120,334
PALM BEACH	3,398	$	7,833,192	$	1,067,113,958
Totals	**17,899**	**$**	**35,675,692**	**$**	**4,477,787,136**

	HO4				
County	Policies		Premium		Exposure
BROWARD	187	$	112,024	$	6,821,650
DADE	117	$	72,893	$	4,300,340
PALM BEACH	188	$	103,895	$	7,042,640
Totals	**492**	**$**	**288,812**	**$**	**18,164,630**

	HO6				
County	Policies		Premium		Exposure
BROWARD	533	$	317,176	$	26,075,750
DADE	495	$	299,934	$	21,554,290
PALM BEACH	519	$	341,991	$	29,003,900
Totals	**1,547**	**$**	**959,101**	**$**	**76,633,940**

	Total				
County	Policies		Premium		Exposure
BROWARD	5,715	$	9,006,275	$	1,277,501,211
DADE	12,712	$	21,778,578	$	2,660,623,174
PALM BEACH	4,773	$	8,930,791	$	1,229,715,487
Totals	**23,200**	**$**	**39,715,644**	**$**	**5,167,839,872**

EXHIBIT B

CEDING COMMISSION RATE

"Ceding Commission Rate" shall be set initially at .160, which is multiplied by either the Initial Assumed Premium or the Assumed Premium, as appropriate, to determine the amount owed (*i.e.*, the Ceding Commission) by the Carrier to CITIZENS for the expenses and services described in Section 2.A.(iv) and Section 2.B.(ii) of this Agreement.

As an additional incentive for a Carrier that removes a large number of policies from the Personal Lines Account, CITIZENS agrees to reduce the Ceding Commission Rate stated above according to the schedule below:

PERSONAL LINES ACCOUNT

Number of Policies Eligible for a Takeout Bonus	Ceding Commission Rate
Less than 60,000	Remains at .160
60,000 to 74,999	Reduced to .120
75,000 to 89,999	Reduced to .090
90,000 and up	Reduced to .060

At the time the number of Removed Policies qualifies for a reduced Ceding Commission Rate, CITIZENS will recalculate the Ceding Commission due from the Carrier and make such payment to the Carrier as is appropriate without interest.

At the time the number of Removed Policies eligible for a Takeout Bonus is determined for the purpose of releasing funds to the Carrier from the Escrow Account, the final Ceding Commission Rate will also be determined. CITIZENS shall pay such funds, if any, at that time that it owes the Carrier. If the Carrier's previous Ceding Commission payments to CITIZENS are determined to be less than the amount owed to CITIZENS based on the number of Removed Policies actually eligible for a Takeout Bonus, the amount owed to CITIZENS shall be deducted first from the investment earnings on the funds in the Escrow Account. If this is insufficient to pay CITIZENS the amount owed, the Carrier shall pay

the remaining balance to CITIZENS within 10 days of the date CITIZENS provides the Carrier with a statement showing the amount owed. CITIZENS will not authorize the Escrow Agent to release bonus funds from the Escrow Account until the Carrier has made the required payment to CITIZENS.

EXHIBIT C

OFFICE OF INSURANCE REGULATION

FILED

DEC 3 [illegible]

OFFICE OF INSURANCE REGULATION
Docketed by: [signature]

KEVIN MCCARTY
DIRECTOR

IN THE MATTER OF:

CASE NO.: 71231-03-CO

UNITED PROPERTY & CASUALTY INSURANCE COMPANY

____/

CONSENT ORDER

THIS CAUSE came on for consideration as a result of UNITED PROPERTY & CASUALTY INSURANCE COMPANY'S (hereinafter "UNITED PROPERTY AND CASUALTY") proposal to remove selected policies from CITIZENS PROPERTY INSURANCE COMPANY (hereinafter "CITIZENS") pursuant to the Depopulation Plan and amendments thereto, which have been submitted to the OFFICE OF INSURANCE REGULATION (hereinafter "OFFICE") for its review. After a complete review of the entire record and upon consideration thereof, and otherwise being fully advised in the premises, the OFFICE hereby finds as follows:

1. The OFFICE has jurisdiction over the subject matter and of the parties herein.

2. CITIZENS was created by statute as a mechanism for the equitable apportionment or sharing among insurers of property and casualty insurance covering residential property, for applicants who are in good faith entitled, but are unable, to procure insurance through the admitted voluntary market.

3. The Legislature of the State of Florida has enacted Sections 627.351, Florida Statutes, to encourage and provide a means for the depopulation of CITIZENS. CITIZENS created a program for reduction of new and renewal writings pursuant to 627.351(6)(g)3.a., Florida Statutes, which was approved by the OFFICE on October 29, 2003.

4. UNITED PROPERTY & CASUALTY is a Florida domiciled property and casualty insurance company authorized to transact insurance in the State of Florida.

5. On or about November 3, 2003, UNITED PROPERTY & CASUALTY submitted a proposed Depopulation Plan for the OFFICE'S review. UNITED PROPERTY & CASUALTY'S plan provides for the removal of up to fifty thousand (50,000) policies from CITIZENS at specific intervals. UNITED PROPERTY & CASUALTY'S Depopulation Plan was approved by CITIZENS on or about September 30, 2003. The first assumption pursuant to the Depopulation Plan will be for approximately twenty-three thousand (23,000) policies and is expected to occur January of 2004. UNITED PROPERTY & CASUALTY contemplates an amendment to their depopulation plan to provide for a total depopulation of ninety thousand policies during 2004, 2005 and 2006. Any amendments, addendums or additions to the Depopulation plan must be approved by CITIZENS and the OFFICE.

6. UNITED PROPERTY & CASUALTY acknowledges that neither approval by CITIZENS nor entry into this Consent Order by the OFFICE constitutes a guarantee that the above referenced policies will ultimately be available to UNITED PROPERTY & CASUALTY for removal from CITIZENS, as the availability of policies for removal may vary over time.

7. UNITED PROPERTY & CASUALTY shall limit its actual removal of policies from CITIZENS to the number and type of policies that are authorized by the OFFICE in advance of each assumption. The OFFICE will base its review on UNITED PROPERTY & CASUALTY'S

2004 hurricane season catastrophe reinsurance program, catastrophe modeling, and financial statement projections as well as the impact on policyholders. Such reinsurance program, catastrophe modeling, and financial statement profiles shall be based upon UNITED PROPERTY & CASUALTY'S then in force book of residential property policies, UNITED PROPERTY & CASUALTY'S projected voluntary market writings, and the actual number of policies assumed from CITIZENS.

8. UNITED PROPERTY & CASUALTY has submitted the proposed reinsurance documentation and catastrophe modeling using one model acceptable to the OFFICE for such purposes, and financial projections for the initial assumption of twenty-three thousand (23,000) polices expected to be assumed in January of 2004. Prior to removing any policies from CITIZENS, UNITED PROPERTY & CASUALTY shall submit to the OFFICE a second catastrophe loss model acceptable to the OFFICE for such purposes. Prior to UNITED PROPERTY & CASUALTY removing any additional policies from CITIZENS, UNITED PROPERTY & CASUALTY shall provide satisfactory evidence of additional reinsurance, new catastrophe modeling and financial projections to support the assumption of such additional policies. Each additional assumption of CITIZENS policies, up to a maximum of 90,000 policies, by UNITED PROPERTY & CASUALTY shall be subject to written approval of the OFFICE in advance.

9. UNITED PROPERTY & CASUALTY'S acquisition of adequate reinsurance and maintenance of executed reinsurance agreements is material to the OFFICE'S review and analysis of UNITED PROPERTY & CASUALTY'S Depopulation Plan and to the OFFICE'S approval of said Depopulation Plan. UNITED PROPERTY & CASUALTY has represented that

it presently has catastrophe reinsurance that protection of $109 million through May 31, 2004 that would not exclude any additional policies removed from CITIZENS.

10. The OFFICE and UNITED PROPERTY & CASUALTY expressly waive their rights to any hearing in this matter, the making of findings of fact and conclusions of law by the OFFICE, and all other and further proceedings herein to which the parties may be entitled by law or by rules of the OFFICE. UNITED PROPERTY & CASUALTY agrees not to appeal or otherwise contest this Consent Order in any forum now, or in the future, available to it.

IT IS THEREFORE ORDERED that

(a) Upon consideration of the terms of the Depopulation Plan, the contract(s) between UNITED PROPERTY AND CASUALTY and CITIZENS and the requirements of the Florida Insurance Code, the OFFICE approves the Depopulation Plan, subject to adherence to the terms and conditions of this Consent Order by UNITED PROPERTY AND CASUALTY.

(b) The OFFICE approves assumption of up to 50,000 policies in accordance with the Depopulation Plan, any agreement(s) between UNITED PROPERTY AND CASUALTY and CITIZENS and this Order.

(c) Prior to removing any policies from CITIZENS, UNITED PROPERTY & CASUALTY shall submit to the OFFICE a second catastrophe loss model acceptable to the OFFICE for such purposes.

(d) Prior to removing any policies from CITIZENS, UNITED PROPERTY & CASUALTY shall provide written documentation satisfactory to the OFFICE, evidencing that UNITED PROPERTY & CASUALTY has obtained, or shall obtain on or before June 1, 2004, sufficient reinsurance to sustain a probable maximum loss from a 100-year storm as determined by a catastrophe loss model(s) acceptable to the OFFICE for such purposes. Should sufficient

reinsurance not be placed at the time of removal of the policies, the OFFICE, at its sole discretion, may require UNITED PROPERTY & CASUALTY to provide a second catastrophe loss model with probable maximum loss estimate amounts from a one hundred-year storm, in addition to the model required by subparagraph (e) below.

(e) Prior to removing any policies from CITIZENS, UNITED PROPERTY & CASUALTY shall provide a financial statement, in a form complying with Section 624.424, Florida Statutes, evidencing UNITED PROPERTY & CASUALTY holds capital and surplus of at least nine million, three hundred thousand dollars ($9,300,000);

(f) Regarding all reinsurance matters relating to policies removed from CITIZENS, for a period of three (3) years immediately following the date of entry of this Consent Order, UNITED PROPERTY & CASUALTY shall:

i. maintain substantially the same reinsurance coverage as evidenced to the OFFICE in the Depopulation Plan;

ii. submit to the OFFICE any and all replacement or additional reinsurance agreement(s), or amendment(s) to reinsurance agreement(s). Said agreement(s) and amendment(s) shall be submitted to the OFFICE for review, and approval, sixty (60) days prior to the date of effectuation of any such agreement(s) or amendment(s);

iii. notify the OFFICE of any termination of any of its reinsurance agreements. Said notification shall be made to the OFFICE in writing sixty (60) days prior to the effective date of any such termination;

iv. submit in writing to the OFFICE the proposed utilization of any substitute or additional reinsurers for the OFFICE'S review, and approval, sixty (60) days prior to the companies being utilized within UNITED PROPERTY & CASUALTY'S reinsurance program.

UNITED PROPERTY & CASUALTY shall further immediately submit to the OFFICE all information as requested which the OFFICE deems necessary for the OFFICE to complete its review; and

v. cede reinsurance or otherwise contract for reinsurance only with reinsurers who are authorized and/or approved by the OFFICE or such other reinsurers as may be approved in advance and in writing by the OFFICE. UNITED PROPERTY & CASUALTY shall comply with the requirements of Section 624.610, Florida Statutes, with regard to all of its reinsurance arrangements.

(g) For the three (3) years immediately following the date of entry of this Consent Order, UNITED PROPERTY & CASUALTY shall file with the OFFICE, on an annual basis no later than June 1 of each year, a catastrophe loss model with probable maximum loss estimate amounts from a one hundred-year storm based upon the exposure information gathered from all of its policies in force as of April 15 of each year which would be affected by a catastrophe. UNITED PROPERTY & CASUALTY shall include in this filing an exposure management plan, which will identify the company's ability to provide satisfactory financial capacity to cover the company's exposure to catastrophic hurricane loss. The plan shall identify the reinsurance coverage and surplus levels being utilized to maintain a satisfactory financial capacity with regard to catastrophe exposure. UNITED PROPERTY & CASUALTY shall also include within the plan specific actions intended to limit catastrophic exposures to the company's financial capacity. Based upon the OFFICE'S review of said models and plans, UNITED PROPERTY & CASUALTY may be required at the OFFICE'S sole discretion to take corrective action to cure any overexposure identified by the OFFICE. Such action may also include obtaining additional

amounts of reinsurance coverage as directed by the OFFICE or suspend writing of any additional business, including CITIZENS policies;

(h) Any and all policies removed from CITIZENS by UNITED PROPERTY & CASUALTY shall provide coverage substantially equivalent to that afforded by CITIZENS. Any and all policies removed from CITIZENS by UNITED PROPERTY & CASUALTY pursuant to its Depopulation Plan, must be renewable by the policyholder at approved rates and upon the same terms for a period of three (3) consecutive years, unless such policies are canceled by UNITED PROPERTY & CASUALTY for a lawful reason other than reduction of hurricane exposure;

(i) At the time UNITED PROPERTY & CASUALTY removes any policy of insurance from CITIZENS, UNITED PROPERTY & CASUALTY shall either obtain a new policy application from each affected policyholder or maintain in its files a copy of the policyholder's application on file with CITIZENS. If UNITED PROPERTY & CASUALTY chooses the latter option, UNITED PROPERTY & CASUALTY shall nevertheless be required to obtain a new policy application from each affected policyholder no later than twenty-four (24) months from the effective date of any policy of insurance removed from CITIZENS. UNITED PROPERTY & CASUALTY may not initiate any retrospective increase in rate or premium or any retrospective decrease in coverage provided under the assumed CITIZENS policy (if applicable) as a result of the information obtained from or through the new policy applications;

(j) For a period of three (3) years immediately following the date of entry of this Consent Order, UNITED PROPERTY & CASUALTY shall abide by the Depopulation Plan submitted to the OFFICE in all material respects. Further, UNITED PROPERTY & CASUALTY shall abide by all terms and provisions of the Depopulation Agreement entered into

with CITIZENS and the requirements of the program under which the Depopulation plan was submitted; and;

(k) Should the OFFICE determine that UNITED PROPERTY & CASUALTY has materially failed to comply with the terms of this Consent Order, the terms of its CITIZENS Depopulation Plan and amendments thereto as submitted to the OFFICE, or the terms of the executed CITIZENS Depopulation Agreement, UNITED PROPERTY & CASUALTY shall, upon receipt of notice of such material non-compliance, have sixty (60) days to cure its material non-compliance. In the event that UNITED PROPERTY & CASUALTY fails to cure any such material non-compliance within the sixty (60) day period, UNITED PROPERTY & CASUALTY expressly agrees that the OFFICE may enter an order directing it to immediately cease writing personal lines residential property coverage or other lines of insurance within the State of Florida, or imposing such other sanctions authorized by statute or rule or restrictions as may be deemed appropriate by the OFFICE.

11. UNITED PROPERTY & CASUALTY represents that all explanations and documents made or submitted to the OFFICE as part of its Depopulation Plan, including all attachments and supplements thereto, fully describe all transactions, agreements, and understandings relating to the removal of policies from CITIZENS by UNITED PROPERTY & CASUALTY. However, all draft documents relating to UNITED PROPERTY & CASUALTY'S Plan shall not be deemed approved by this Consent Order until such time as executed agreements or final documents are submitted and approved by the OFFICE.

12. The parties agree that this Consent Order will be deemed to be executed when the agency head or his designee has signed a copy of this Consent Order bearing the signature of UNITED PROPERTY & CASUALTY, or its authorized representative, notwithstanding the fact

that the copy was transmitted to the OFFICE by facsimile machine. UNITED PROPERTY AND CASUALTY agrees that the signature of their representative as affixed to this Consent Order shall be under seal of a Notary Public.

13. Each party to this action shall bear its own costs and attorney fees.

WHEREFORE, the Depopulation Plan and assumption by UNITED PROPERTY AND CASUALTY, subject to the terms and conditions of this Order, are hereby APPROVED.

FURTHER, all terms and conditions contained herein are hereby ORDERED.

DONE and ORDERED this 3rd day of December 2003.



KEVIN M. MCCARTY, DIRECTOR
Office of Insurance Regulation

By execution hereof, UNITED PROPERTY & CASUALTY INSURANCE COMPANY consents to entry of this Consent Order, agrees without reservation to all of the above terms and conditions and shall be bound by all provisions therein. The undersigned represents that he has the authority to bind UNITED PROPERTY & CASUALTY INSURANCE COMPANY to the terms and conditions of this Consent Order.

UNITED PROPERTY & CASUALTY INSURANCE COMPANY

Corporate Seal

Don Cronin
President and Chief Executive Officer

State Of Florida

County Of Pinellas

On November 26th before me, Eugene Hearn, personally appeared Don Cronin, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person or the entity upon whose behalf the person acted, executed the instrument.

Subscribed and sworn to before me this 26th day of November, 2003.

Signature ______________________ [NOTARIAL SEAL]
(Signature of Notary Public)

My Commission Expires:

Eugene Hearn
MY COMMISSION EXPIRES
March 20, 2004
NOTARY PUBLIC STATE OF FLORIDA

EXHIBIT D

PROGRAM REQUIREMENTS & INCENTIVES

Takeout Incentive Program A

1. The Carrier must remove a minimum of 10,000 Policies with wind coverage from the Personal Lines Account during the takeout contract period.
2. Of the Policies with wind coverage removed from the Personal Lines Account, at least 40% must cover residential properties with HO2, HO3 or Dwelling Fire policies located in Miami-Dade, Broward or Palm Beach Counties.
3. A Takeout Bonus will be paid at the rate of 12.5% of Written Premium for the Policies with wind coverage in coastal counties removed from the Personal Lines Account.

Takeout Incentive Program B

1. The Carrier must remove a minimum of 30,000 Policies with wind coverage from the Personal Lines Account during the takeout contract period.
2. Of the Policies with wind coverage removed from the Personal Lines Account, at least 60% must cover residential properties with HO2, HO3 and Dwelling Fire policies located in Miami-Dade, Broward or Palm Beach Counties.
3. A Takeout Bonus will be paid at the rate of 15.0% of Written Premium for the Policies with wind coverage in coastal counties removed from the Personal Lines Account.

Takeout Incentive Program C

1. The Carrier must remove a minimum of 50,000 Policies with wind coverage from the Personal Lines Account during the takeout contract period.
2. Of the Policies with wind coverage removed from the Personal Lines Account, at least 80% must cover residential properties with HO2, HO3 and Dwelling Fire policies located in Miami-Dade, Broward or Palm Beach Counties.
3. A Takeout Bonus at the rate of 17.5% of Written Premium will be paid for the Policies with wind coverage in coastal counties removed from the Personal Lines Account.

EXHIBIT E

TAKEOUT OF POLICIES BY ASSUMPTION UNDER CONSUMER CHOICE

Process For Removing Policies

- At any point in time, an Insurer may request, for purposes of depopulation, a data file of policies from Citizens. All policies not currently pending cancellation, not set for non-renewal or tagged for another insurer as described below, will be included in the data file.
- Takeouts/Assumptions will only occur on the 1st of any given month (or other day so specified by Citizens to account for weekends and holidays).
- Each Takeout will consist of paired Assumptions one month apart. The first Assumption is for Group A policies (the Initial Assumption) and the second is for Group B policies (the Final Assumption). (See below for Group definitions).

Timeline of Events

At Least 45 Days Before Initial Assumption

- The Insurer must have obtained approval for the proposed Takeout from the Citizens Board and have an executed Consent Order from the Office of Insurance Regulation to proceed with the next steps in the assumption process.

45 Days Before Initial Assumption

- 45 days prior to the specified Assumption date, the Insurer must execute an Assumption Agreement with Citizens and provide Citizens with a policy pre-selection file and a list of its Appointed Agents. As of the Execution Date, the Assumption Agreement will not have Exhibit A attached and no policies will be tagged at that time.

45 to 30 days Before Initial Assumption

- Citizens will review the policy pre-selection file and the agent appointment list to determine the status of each selected policy. Each policy will be examined to determine if it is still eligible for the Takeout (not cancelled or non-renewed), if it complies with the blackout period (i.e., not renewing at any period from 15 days before the

assumption to 62 days after the Assumption), and if the policy was written by Agent with an appointment for the Insurer. As a condition of approving Exhibit A, Citizens will also determine that the Assumption will result in a reduction of its probable maximum loss in the account from which the Policies are being assumed.

If only one Insurer is participating in the Takeout, the following provisions apply:

Group A (The Assumable Policies)

Policies where the Agent is appointed for the Insurer. The policies identified in Group A are eligible for immediate assumption. Because the agent for these policyholders is already appointed for the takeout insurer, the provisions of Section 627.3517 do not apply and the policy can be immediately assumed under the same procedures that have governed Takeouts prior to the passage of Consumer Choice.

Group B(The Solicited Policies)

Policies where the Agent is not appointed for the Insurer. These policies are not immediately eligible for assumption. Before a policy in Group B can be assumed, the Insurer must either seek and obtain an agreement from the Agent to be appointed for the Insurer (which confers on that policy the same status as those in Group A), or directly solicit the Policyholder to obtain permission to assume the policy with the understanding that the insured will not be able to retain his or her current Agent.

If more than one Insurer is participating in the same monthly Takeout, the following provisions apply:

Group A (The Assumable Policies)

1. Policies where the Agent is appointed and the policy was only selected by that Insurer.)
2. Policies where both Insurers selected the policy and the Agent has an appointment for one Insurer and not the other.
3. Policies where both Insurers selected the policy and the Agent has an appointment for both Insurers. These policies will be divided as equally as possible between the Insurers using the following method:
    - Group the policies by Form Type
    - Group the policies by County

- Divide based on Total Exposure or Total Premium.

Group B (The Solicited Policies)

1. Policies where the Agent is not appointed for the Insurer and the policy was selected only by that Insurer.
2. Policies where both Insurers selected the policy and the Agent is not appointed for either Insurer. These policies will be divided as equally as possible between the Insurers using the following method:
   - Group the Policies by Agent
   - Divide the Agents based on Total Exposure or Total Premium.

The following provisions apply regardless of the number of Insurers participating in a monthly Takeout:

30 Days Before Initial Assumption

- On the first day of the month preceding the Initial Assumption, Citizens will distribute to the Insurer(s) in the Takeout (1) an Exhibit A which contains its Assumable Policies and (2) a separate list of its Solicited Policies. After the Insurer(s) agrees to Exhibit A and the Solicited Policies list, the Policies reflected on Exhibit A and the Solicited Policies will be tagged for the appropriate Insurer(s) and will not be included in any depopulation data file until the end of the tagged period. (See below).

Initial Assumption (Exhibit A policies only)

- On the Initial Assumption date, all Exhibit A Policies eligible for Assumption will be assumed by the assigned Insurer. The Policies will be set for non-renewal by Citizens, and the affected policyholders will be sent a Notice of Nonrenewal and Assumption in accordance with prior takeout procedures, along with a Certificate of Assumption from the Insurer. The Insurer will be provided a data file with information about all of the Policies that were successfully assumed. Any policies not assumed (for whatever reason) will be released from tagging and will be included in any future depopulation data file.

60 Days Before Final Assumption (Solicited Policies only)

- The Solicited Policies, those that cannot be immediately assumed, are subject to direct solicitation by the Insurer. Citizens will send, at its own expense, a letter to each policyholder of a Solicited Policy to explain the solicitation, the proposed Takeout and the Insured's rights under the Consumer Choice Statute. A copy of this letter must also be included in any Insurer's solicitation materials. If requested, Citizens will also provide information about the policy's renewal rate (subject to future rate filings/increases) for use in the Insurer's solicitation materials. The cost of the solicitation by the Insurer will be borne solely by the Insurer.

60 Days to 15 Days before Final Assumption (Solicited Policies only)

- During the period that the policies are tagged, the Insurers may solicit the agents or the policyholders assigned to them as Solicited Policies. Any Insurer solicitation of a policyholder must include:
  - A cover letter explaining that they have been selected to receive an offer of coverage from a takeout insurer; that to accept the offer, they may not retain their current agent;
  - A copy of the original letter from Citizens concerning the Takeout (referenced above);
  - Marketing material from the Insurer which compares rates (if requested) and coverages;
  - A postcard for the policyholder (named insured) to return within 20 days to exercise the option to accept the Takeout.

15 Days Before Final Assumption (Solicited Policies only)

- The Insurer must deliver to Citizens a listing of all policies for which acceptance of the Takeout has been received or where an Agent appointment for the Insurer has been arranged. These Policies will be reflected on a supplementary Exhibit A to the Assumption Agreement.

- At this time, all policies originally designated as Solicited Policies, but which were not in the acceptance file will be untagged and will be included in any future depopulation data file.

Final Assumption (Solicited Policies only)

- On the first of the month, all Policies on the supplementary Exhibit A eligible for Assumption will be assumed by the assigned Insurer. The policies will be set for non-renewal by Citizens, and the affected policyholders will be sent a Notice of Nonrenewal and Assumption in accordance with prior takeout procedures, along with a Certificate of Assumption from the Insurer. The Insurer will receive a data file with information about all of the policies that were successfully assumed. Any policy not assumed (for whatever reason) will be untagged and will be included in any future depopulation data file.

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the "Agreement") is executed as of the 3rd day of December , 2003 (the "Execution Date") by and between United Property and Casualty Insurance Company, a Florida licensed and authorized insurance company (hereinafter referred to as "Company") and Citizens Property Insurance Corporation (hereinafter referred to as "Citizens").

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties do agree as follows:

1. Any documentation, data or information (the "Information") relevant to a Policy, as defined in the Assumption Agreement between the Parties dated December 3rd, 2003, disclosed to the Company, or to which the Company is given access by Citizens pursuant to the Assumption Agreement, is, or will be, disclosed or provided solely for the purposes of the Assumption Agreement and the Company's removal of Policies pursuant to the Assumption Agreement.

2. The Parties hereto do acknowledge and agree that any Information disclosed to the Company, or to which the Company is given access by Citizens is confidential and proprietary, and may contain personal or confidential information required by State or Federal statute to be kept confidential. The Company agrees to keep all such Information confidential, and agrees not to disclose it to others, except to its agents and/or employees as necessary to assist the Company in its obligations pursuant to the Assumption Agreement.

3. The Company shall and does agree to indemnify, defend, and hold harmless Citizens and its agents, employees, members of the Board of Governors, executive officers, staff, directors, attorneys, representatives, and/or other persons associated therewith, from any and all claims, causes of action, demands, costs, expenses, judgments, losses, and/or damages whatsoever (including without limitation, attorney's fees and litigation expenses at trial and/or on appeal, investigator's fees, collection fees, or court costs) in connection with any claim or demand which CITIZENS may suffer or which arises out of any disclosure, delivery, and/or communication, in any form or by any means, by the Company of Information to any third party not bound and governed by

this Agreement. The Company agrees and consents to the entry of an injunction by a court of competent jurisdiction, enjoining the Company from violating any term or terms of the Agreement or this provision. Injunctive relief shall be in addition to other remedies provided by law.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

WITNESSES:

Susanne K. Murray

Deborah Jones

As to "CITIZENS"

CITIZENS PROPERTY INSURANCE CORPORATION ("CITIZENS")

BY: Robert L. Ricker

As Its: Executive Director

Mark A. Rowell

Teri Boswell

As to the "Company"

UNITED PROPERTY & CASUALTY INSURANCE COMPANY ("Company")

BY: [signature]

DONALD J. CRONIN

As Its: President

AMENDMENT TO PLA ASSUMPTION AGREEMENT

This Amendment modifies the Agreement entered into by the Parties on December 3, 2003 by increasing the maximum number of policies which United Property and Casualty Insurance Company may remove from CITIZENS from 50,000 to 90,000. All of the other provisions of the Agreement remain in full force and effect.

As to Citizens Property Insurance: Corporation

Robert L. Richer
Signature

Executive Director
Title

4/28/04
Date

As to United Property and Casualty Insurance Company:

[signature]
Signature

CEO
Title

4/26/04
Date

ADDENDUM

This Addendum, entered into between the Parties on 4-15-05 shall modify the Agreement entered into between the Parties on December 3, 2003.

A. The Term of the Agreement as set forth in Section 22 of the Agreement is hereby amended to extend said Term for an additional period of twelve (12) months:

B. All other provisions of the Agreement remain in full force and effect.

C. The Parties acknowledge that there is good and valuable mutual consideration for this addendum.

This Addendum shall become effective upon ratification by the Board of Governors at its next regularly scheduled meeting.

Robert L. Ricker
Robert L. Ricker
President and Executive Director
Citizens Property Insurance Corporation

Donald J. Cronin
President + CEO
United Property and Casualty Insurance Company